Exhibit 10.8

RETAINER AGREEMENT

This will confirm an Agreement between Liberty Renewable Fuels, LLC and Muchmore Harrington Smalley & Associates, Inc. (MHSA) for the term commencing on July 10, 2006 with respect to Michigan legislative and governmental action affecting Liberty Renewable Fuels, LLC.

1.	Scope of Services. These services will be performed under the direction of Liberty Renewable Fuels, LLC and will include, but not be limited to, the following:

Representing Liberty Renewable Fuels, LLC before the Michigan Legislature and the Executive and Administrative Branches of the State of Michigan;

Advising Liberty Renewable Fuels, LLC of the status of pending legislation of strategic interest; and

Evaluating prospects for passage or defeat of pending legislative proposals of interest to Liberty Renewable Fuels, LLC.

Reports concerning any of the above matters will be furnished to Liberty Renewable Fuels, LLC on a regular basis, or more frequently as the situation may require. This Agreement recognizes that when the legislature is in session Liberty Renewable Fuels, LLC will not request or schedule MHSA consultants for travel out of the Lansing area.

2.	Professional Fees and Terms. During the term of this Agreement, fees shall be payable upon billing by MHSA based upon a retainer rate of $3,500.00 per month. Routine expenses incurred by MHSA such as entertainment, copying, phone, written communications, etc, are included in the monthly retainer fee, not billed as separate expenses.

Extraordinary expenses such as large scale receptions or extraordinary activities requiring the services of MHSA consultants will be charged separately and only incurred at the specific request of Liberty Renewable Fuels, LLC.

3.	Termination. This Agreement may be terminated by either party at any time during its term upon thirty (30) days written notice. Such termination, however, will not relieve Liberty Renewable Fuels, LLC of the obligation to pay for all services rendered by MHSA prior to the effective date of termination.

4.	Governing Law. This Agreement shall be governed in accordance with the laws of the state of Michigan.

Liberty Renewable Fuels, LLC- Retainer Agreement

5.	Independent Contractor - Third Parties. In performing services under this Agreement, MHSA shall at all times operate as, and have the status of, an independent contractor and shall not act as or be an employee of Liberty Renewable Fuels, LLC. The parties agree to look solely to each other with respect to performance of this Agreement and the Services to be provided hereunder. This Agreement and each and every provision hereof are for the exclusive benefit of Liberty Renewable Fuels, LLC and MHSA and not for the benefit of any third party.

6.	Conflict of Interest. Before undertaking representation of Liberty Renewable Fuels, LLC, MHSA will attempt to identify any conflicts of interest that would interfere with MHSA’s representation of Liberty Renewable Fuels, LLC or other MHSA clients. Should such a conflict arise in the course of its representation, MHSA reserves the right to limit the scope its representation after taking mutually agreeable steps to assure that Liberty Renewable Fuels, LLC will be adequately represented.

7.	Confidentiality. All information furnished to, developed or obtained by MHSA in the course of performance of services hereunder shall be kept confidential and shall not be disclosed to any other person or organization other than as required for the proper performance of services hereunder. MHSA shall consider this Agreement as confidential and, except as otherwise required by law, shall not disclose or discuss the provisions hereof without Liberty Renewable Fuel’s consent. This provision shall survive the term of this Agreement. This provision shall not apply to information which is in or becomes a part of the public domain through no fault of MHSA or to the listing and communication of Liberty Renewable Fuels, LLC as a client of MHSA.

Agreed and accepted this 10 day of July, 2006 by:

/s/ Patrick Harrington
Patrick L. Harrington, President
Muchmore Harrington Smalley & Associates, Inc.

/s/ David Skjaerlund
David Skjaerlund, President & CEO
Liberty Renewable Fuels, LLC